Exhibit 99.1

CONTACTS:	Gary A. Harmon Chief Financial Officer (706) 876-5851 gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS IMPROVED SECOND QUARTER RESULTS

CHATTANOOGA, Tenn. (July 28, 2004) — The Dixie Group, Inc. (Nasdaq/NM:DXYN) today reported financial results for the second quarter and six months ended June 26, 2004. For the second quarter, income from continuing operations was $3,486,000, or $0.27 per diluted share, compared with income from continuing operations of $1,889,000, or $0.16 per diluted share, for the second quarter of 2003. Sales for the second quarter of 2004 were $70,818,000, up 20% from sales of $58,857,000 in the year-earlier quarter.

For the first six months of fiscal 2004, income from continuing operations was $5,463,000, or $0.43 per diluted share, compared with income from continuing operations of $2,766,000, or $0.24 per diluted share, for the first half of 2003. Sales for the first six months of 2004 were $135,221,000, up 22% from sales of $110,742,000 in the prior-year period.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “Our 2004 results significantly improved due to strong revenue growth, lower manufacturing costs and reduced interest expense. The increase in revenues was driven by sales of our residential carpet products, which reflected year-over-year growth of 28% and 30%, respectively, for the second quarter and first six months of 2004. Our commercial carpet sales rose over 8% for the second quarter and first six months of 2004. Half of our total growth came from our Dixie Home initiative and the other half occurred at Fabrica and Masland. Our new Dixie Home business continued to be robust, with second quarter sales up 38% from the first quarter levels. While the infrastructure and start-up costs of this growth initiative have reduced our bottom line results, profitability of the line continues to improve. We expect that Dixie Home will drive sales growth and enhance our future profitability, and are optimistic that the brand will be a positive contributor to our results by year-end 2004.

“Raw material, energy and other costs were higher in the second quarter 2004. These increases were more than offset by the effect of higher sales volume, increased selling prices, improved manufacturing efficiencies and the effect of a small LIFO inventory liquidation. We expect additional raw material cost increases in the last half of this year; however, full implementation of the selling price increases initiated in the second quarter and those scheduled for third quarter should offset the higher costs.

“Sales and order entries remained very strong during the first four weeks of July, reflecting positive response to the new products we have introduced during the past several years, strengthening consumer confidence, and a growing economy. We have doubled the rate of new residential product introductions and added a new line of commercial products at Masland, introduced our Dixie Home brand and expanded its product line, and

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DXYN Reports Second-Quarter 2004 Results

July 28, 2004

premiered new, differentiated products at Fabrica. Although year-over-year sales comparisons will be more difficult in the second half of the year, we remain optimistic that our revenue will grow in the range of 15% to 20% for 2004 as a whole,” Frierson concluded.

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DXYN Reports Second-Quarter 2004 Results

July 28, 2004

Results of discontinued operations reflected a loss of $38,000, or less than $0.01 per diluted share, for the second quarter of 2004, compared with a loss of $492,000, or $0.04 per diluted share, for the second quarter of 2003. For the first six months of 2004, discontinued operations reflected a loss of $377,000, or $0.03 per diluted share, compared with a loss of $1,705,000, or $0.15 per diluted share, in the year-earlier period. Including discontinued operations, the Company reported net income of $3,448,000, or $0.27 per diluted share, for the second quarter of 2004, compared with net income of $1,397,000, or $0.12 per diluted share, for the second quarter of 2003. For the first six months of 2004, net income was $5,165,000 million, or $0.41 per diluted share, compared with net income of $1,061,000 million, or $0.09 per diluted share, in the 2003 period.

A listen-only Internet simulcast and replay of Dixie’s conference call may be accessed with appropriate software at the Company’s web site or at www.fulldisclosure.com. The simulcast will begin at approximately 11:00 a.m. Eastern Time on July 28, 2004. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (303) 262-2131 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (303) 590-3000 and entering 11003217# when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company’s results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company’s business. Issues related to the availability and price of energy may adversely affect the Company’s operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

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DXYN Reports Second-Quarter 2004 Results

July 28, 2004

THE DIXIE GROUP, INC.

Consolidated Condensed Statements of Income

(unaudited; in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
NET SALES	$70,818	$58,857	$135,221	$110,742
Cost of sales	46,151	38,509	89,032	72,265

GROSS PROFIT	24,667	20,348	46,189	38,477
Selling and administrative expenses	18,476	15,906	36,062	31,138
Other (income) expense—net	(248)	(636)	(984)	(728)

Income from continuing operations before interest and taxes	6,439	5,078	11,111	8,067
Interest expense	911	2,033	2,405	3,607

Income from continuing operations before income taxes	5,528	3,045	8,706	4,460
Income tax provision	2,042	1,156	3,243	1,694

Income from continuing operations	3,486	1,889	5,463	2,766
Loss from discontinued operations, net of tax	(38)	(492)	(377)	(1,705)
Income on disposal of discontinued operations, net of tax	—	—	79	—

NET INCOME	$3,448	$1,397	$5,165	$1,061

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.28	$0.16	$0.45	$0.24
Discontinued operations	—	(0.04)	(0.03)	(0.15)
Disposal of discontinued operations	—	—	0.01	—

Net income	$0.28	$0.12	$0.43	$0.09

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.27	$0.16	$0.43	$0.24
Discontinued operations	—	(0.04)	(0.03)	(0.15)
Disposal of discontinued operations	—	—	0.01	—

Net income	$0.27	$0.12	$0.41	$0.09

Weighted-average shares outstanding:
Basic	12,111	11,755	12,036	11,752
Diluted	12,583	11,755	12,502	11,753

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DXYN Reports Second-Quarter 2004 Results

July 28, 2004

THE DIXIE GROUP, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	June 26, 2004		December 27, 2003
ASSETS	(Unaudited	)
Current Assets
Cash and cash equivalents	$2,541		$11,058
Accounts receivable, net	31,789		26,197
Inventories	63,197		50,772
Assets held for sale	—		5,593
Other	17,258		17,146

Total Current Assets	114,785		110,766
Net Property, Plant and Equipment	55,833		52,627
Goodwill	52,598		52,598
Investment in Affiliate	11,770		11,949
Other Assets	11,598		11,014

TOTAL ASSETS	$246,584		$238,954

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$42,261		$47,378
Current portion of long-term debt	7,537		13,670

Total Current Liabilities	49,798		61,048
Long-Term Debt
Senior indebtedness	39,198		22,174
Capital lease obligations	6,395		5,837
Convertible subordinated debentures	24,737		27,237
Other Liabilities	13,105		15,056
Deferred Income Taxes	10,462		11,521
Stockholders’ Equity	102,889		96,081

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$246,584		$238,954

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